Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$157,352
Class B	$5,827
Class C	$8,153
Class F-1	$17,074
Class F-2	$1,897
Total	$190,303
Class 529-A	$5,904
Class 529-B	$588
Class 529-C	$1,795
Class 529-E	$297
Class 529-F-1	$1,119
Class R-1	$223
Class R-2	$3,711
Class R-3	$4,346
Class R-4	$2,309
Class R-5	$4,135
Class R-6	$158
Total	$24,585

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4562
Class B	$0.3628
Class C	$0.3568
Class F-1	$0.4526
Class F-2	$0.4892
Class 529-A	$0.4494
Class 529-B	$0.3473
Class 529-C	$0.3484
Class 529-E	$0.4129
Class 529-F-1	$0.4767
Class R-1	$0.3551
Class R-2	$0.3569
Class R-3	$0.4108
Class R-4	$0.4539
Class R-5	$0.4921
Class R-6	$0.1427

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	405,065
Class B	15,789
Class C	26,149
Class F-1	36,581
Class F-2	18,718
Total	502,302
Class 529-A	15,239
Class 529-B	1,761
Class 529-C	5,477
Class 529-E	819
Class 529-F-1	2,812
Class R-1	747
Class R-2	11,158
Class R-3	11,693
Class R-4	6,030
Class R-5	2,682
Class R-6	1,603.
Total	60,021

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.10
Class B	$13.10
Class C	$13.10
Class F-1	$13.10
Class F-2	$13.10
Class 529-A	$13.10
Class 529-B	$13.10
Class 529-C	$13.10
Class 529-E	$13.10
Class 529-F-1	$13.10
Class R-1	$13.10
Class R-2	$13.10
Class R-3	$13.10
Class R-4	$13.10
Class R-5	$13.10